Exhibit 99.2

Radioshack Corporation

300 Radioshack Circle

Fort Worth, Texas 76102-1964

February 7, 2013

Dear Joseph:

This letter agreement (this “Agreement”) sets forth the terms and conditions of your employment as the Chief Executive Officer of Radioshack Corporation (the “Company”) beginning on February 11, 2013 (the “Effective Date”). This Agreement will govern your employment relationship with the Company and the term of your employment hereunder will be referred to as the “Term.” Certain capitalized terms not otherwise defined in this letter agreement are defined in Section 7 hereof. You are sometimes referred to herein as “you” and sometimes referred to herein as “Executive.”

1.	Authority and Responsibility; Board Service and Nomination:

(a) As Chief Executive Officer, you will have the authority and responsibility attendant to that office at the Company and will serve as the senior most executive officer of the Company, reporting only to the Board. All other executives of the Company will report to you, except as required by law or any stock exchange rule.

(b) You will be subject to the Company’s written general employment policies and practices applicable to senior executives generally, including, without limitation, those relating to ethics and business conduct, confidential information, and avoidance of conflicts, copies of which, as currently in effect, are posted on the Company’s website or have otherwise been made available to you (as from time to time amended, “Company Policies”).

(c) During your employment as Chief Executive Officer, it is also expected that you will be nominated for election to the Board, and in all events you will be elected to the Board as of the Effective Date.

2.	Compensation and Benefits:

(a) Compensation: During the Term, your compensation will consist of:

(i) An annual base salary of $1,000,000 (the “Base Salary”) paid no less frequently than monthly;

(ii) An annual cash bonus opportunity (the “Bonus Award”) with a target bonus opportunity equal to 120% of the Base Salary (the “Target Bonus”), prorated for 2013. Your Bonus Award for each calendar year will be paid, if payable, as soon as reasonably practicable following the end of the applicable year but not later than March 15th of the immediately following year; and

(iii) You also will be eligible for long-term awards (each, an “LTI Award”) with a target LTI Award opportunity equal to 150% of the Base Salary for each long-term incentive award cycle that arises during the Term. The Board will consult with you in connection with the setting of the applicable performance goals for performance periods commencing in 2014, provided that the Board will be solely responsible for setting the applicable performance goals. Bonus Awards and LTI Awards will be subject to satisfaction of the performance criteria therefor established by the Board and the terms and conditions set forth in the applicable plan or agreement evidencing the grant of such award.

(b) Equity Awards: On the first business day following the Effective Date on which the Company and you are not subject to a blackout restriction (the “Promotional Grant Date”), the Company will make a one-time grant to you for (i) an option to acquire 2,500,000 shares of the Company’s common stock with a per-share exercise price equal to the closing price of the Company’s common stock on the Promotional Grant Date and (ii) 500,000 restricted shares of the Company’s common stock (collectively, the “Promotional LTI Award”). The award agreements evidencing the grant of the Promotional LTI Award will be substantially in the forms attached hereto as Exhibits A-1 and A-2. The Board may grant you such additional equity awards as it determines to be appropriate, but does not currently expect to grant you any additional awards before 2016, assuming you remain with the Company at that time. Future equity awards, if any, will be at the discretion of the Board.

(c) Sign-On Bonus and Relocation: The Company will pay you a one-time cash bonus of $1,000,000 within 15 days of the Effective Date (the “Sign-On Bonus”). The Company will also pay or reimburse, on an after tax basis, your reasonable, documented commuting expenses prior to your relocation to the Dallas/Fort Worth area, provided that any such reimbursements comply with the Reimbursement Rules. You will repay the Company the full amount of the Sign-On Bonus in the event (i) you terminate your employment with the Company other than for Good Reason or the Company terminates your employment for Cause, in any such case within six months following the Effective Date or (ii) the Company terminates your employment for Cause under clause (vii) of the Cause definition.

(d) Employee Plans: Subject to the terms and conditions of the applicable plans, you and, if permitted by the applicable plan, your eligible dependents, will be participants in the Company-sponsored group health, medical, dental, vision, life insurance, pension and profit sharing, 401(k) and employee welfare and other benefit plans (the “Employee Plans”), as such Employee Plans are in effect or modified from time to time. The Company will pay or reimburse the Executive for reasonable and necessary business expenses incurred by the Executive in connection with his duties on behalf of the Company in accordance with the Company’s travel and expense policy, as may be amended from time to time, or any successor policy applicable to senior executives of the Company, following submission by the Executive of reimbursement expense forms in a form consistent with such expense policies; provided that any such reimbursements comply with the Reimbursement Rules.

3.	Severance:

(a) Termination by the Company for Cause or Resignation Without Good Reason: If your employment is terminated by the Company for Cause or if you terminate employment without Good Reason, you will not be eligible to receive the compensation or benefits with respect to future periods after the date of any such termination or resignation, except for the right to receive: (i) accrued but unpaid Base Salary through the date of termination of employment, to be paid in accordance with the Company’s normal payroll practices; (ii) payment for accrued but unused vacation through the date of termination of employment, to be paid within 30 days following the date of termination of employment; (iii) any unreimbursed business expenses incurred prior to the date of termination, to be paid in accordance with the Reimbursement Rules; (iv) benefits payable to you under the terms of the Company’s plans in which you participated prior to the date of your termination of employment, including, without limitation, the Employee Plans (to be paid in accordance with the terms thereof), but excluding the Third Amended and Restated RadioShack Corporation Officers’ Severance Program, dated as of December 31, 2011 (the “Severance Program”); and (v) the Bonus Award and LTI Award, if any, with respect to any completed performance period which has not yet been paid to the Executive as of the date of termination of employment, to be paid when such bonuses are paid to senior executives of the Company generally, but in no event later than March 15th of the year immediately following the year in which the performance period ends (clauses (i) through (v) together, the “Accrued Compensation and Benefits”).

(b) Termination by the Company Without Cause or Resignation for Good Reason: If your employment is terminated by the Company without Cause (other than due to your death or Disability) or you terminate employment for Good Reason (in either case, a “Qualifying Termination”), you will be entitled to receive from the Company, in lieu of the payments and benefits under the Severance Program, the following: (i) the Accrued Compensation and Benefits; (ii) a lump sum cash payment in an amount equal to the sum of (A) 18 months of Base Salary plus (B) one month of Base Salary for each completed full year of service with the Company or its Subsidiaries prior to termination, with the maximum amount payable under this clause (ii) being 24 months of Base Salary; (iii) a lump sum cash payment of a pro rata portion of the Bonus Award and a pro rata portion of any LTI Award for performance periods (commencing on or after January 1, 2013) that have not ended prior to your termination that you would have received had you remained employed through the end of the applicable performance periods, based upon the percentage of the applicable performance period that elapsed through the date of termination of your employment (determined by dividing (A) the number of days you were employed during the applicable performance period through the date of termination of your employment by (B) the total number of days in the applicable performance period(with respect to the Bonus Award, not to exceed 365 days)) (the “Pro Rata Bonus Awards”); (iv) a one year program of outplacement assistance selected by the Company in its discretion; and (v) if applicable, any amounts payable pursuant to the interest provision of Section 12(i) of the Severance Program with respect to any payment under this Section 3(b)(ii); provided that the Company’s obligation to provide you with the payments and benefits under clauses (ii) through (v) of this Section 3(b) is subject to your execution of an effective release of claims substantially in the form attached to the Severance Program, as in effect on the Effective Date, within 45 days following your termination of employment, provided that such release will not require the release of, and will preserve, your vested benefits and indemnification and will preserve for your benefit any claims and defenses that you may have should the Company or any of its Subsidiaries make any claim against you.

(c) Termination by Death or Disability: Your employment terminates automatically effective upon your death. If you become Disabled, your employment will terminate effective on the Disability Effective Date. In either case, you (or, if applicable, your beneficiary (or, if none, your estate)) will be entitled to receive from the Company, the following: (i) the Accrued Compensation and Benefits; (ii) a lump sum cash payment of a pro rata portion of the target Bonus Award you would have received had you remained employed through the end of the applicable performance period in which the date of termination of your employment occurs and you had achieved target performance, based upon the percentage of the performance period that elapsed through the date of the termination of your employment (determined by dividing (A) the number of days you were employed during the applicable performance period through the date of termination of your employment by (B) 365); (iii) a lump sum cash payment equal to the product of (A) 12 multiplied by (B) the COBRA Amount; provided that if your employment terminated due to your death, the COBRA Amount will be calculated only with respect to your spouse and/or eligible dependents; and (iv) the accelerated vesting of the unvested portion, if any, of the Promotional LTI Award as set forth in the Equity Documents and all subsequent equity grants (the “Equity Acceleration”).

(d) Qualifying Termination in Connection with a Change in Control: If your employment is terminated by reason of a Qualifying Termination (1) within two years following a Change in Control or (2) during a Protection Period, then you will be entitled to receive from the Company, in lieu of the payments and benefits set forth in Section 3(b) and the Severance Program, the following: (i) the Accrued Compensation and Benefits; (ii) a lump sum cash payment of the Pro Rata Bonus Awards; (iii) a lump sum cash payment equal to the sum of (A) 200% of the Base Salary as in effect immediately prior to the Qualifying Termination (which will be the Base Salary prior to reduction if the termination is for Good Reason because of a reduction in the Base Salary), plus (B) 200% of the Target Bonus as in effect immediately prior to the Qualifying Termination (which will be the Target Bonus prior to reduction if the termination is for Good Reason because of a reduction in the Target Bonus); (iv) a lump sum cash payment equal to the product of (A) 24 multiplied by (B) the COBRA Amount; (v) the Equity Acceleration; and (vi) a one year program of outplacement assistance selected by the Company in its discretion.

(e) Payment Timing: All payments and benefits to be paid or provided pursuant to Sections 3(b), (c) or (d) (on account of termination of your employment (other than the Accrued Compensation and Benefits, which will be paid or provided as specified in Section 3(a)) will be paid or provided on the 60th day following the date of termination of your employment, with any Equity Acceleration (including, if applicable, acceleration of the Promotional LTI Award) occurring on the date of such termination; provided that payments, if any, pursuant to the Pro Rata Bonus Awards will be paid at the time payments of any such awards are normally paid under the applicable plan; and provided further that any equity-based award required (or permitted) to be settled in cash will be based on the value of the applicable equity award on the date on which your employment terminates. Notwithstanding the foregoing, payments under this Section 3, other than the Accrued Compensation and Benefits, are subject to forfeiture in the event you violate Sections 4, 5 or 6 of this Agreement or violate the Company Policies or the written general employment policies and practices of the Company applicable to senior executives generally.

4. Non-Competition: During the Restricted Period, you will not, without the prior express authorization of the Board (given or withheld in its sole discretion), directly or indirectly, individually or on behalf of any other Person:

(a) Enter into or engage in any Competitive Business within the Restricted Territory, whether as an owner, investor, executive, manager, employee, independent consultant, contractor, advisor or otherwise, except that your ownership of less than 5% of any class of stock in a publicly traded corporation will not breach this covenant; or

(b) Promote or assist (other than as an ordinary consumer), financially or otherwise, any Person engaged in any Competitive Business within the Restricted Territory, except that your ownership of less than 5% of any class of stock in a publicly traded corporation will not breach this covenant.

You will not be treated as violating this Section 4 if any entity with which you are affiliated engages in such activities and you have no direct or indirect involvement in such activities. If a court at any time determines that any restriction or limitation in this Section 4 is unreasonable or unenforceable, such restriction or limitation will be deemed amended so as to provide the maximum protection to the Company Group and be deemed reasonable and enforceable by the court.

5. Non-Solicitation: During the Restricted Period, you will not, without the prior express authorization of the Board (given or withheld in its sole discretion), directly or indirectly, individually or on behalf of any other Person:

(a) Hire or employ or assist in hiring or employing any individual who was, at any time during the last 180 days of your employment with the Company

Group, an employee of any member of the Company Group or an independent contractor who provided services primarily to any member of the Company Group (a “Consultant”); or solicit, aid, induce or persuade, or attempt to solicit, aid, induce or persuade, directly or indirectly, any person who is an employee of any member of the Company Group, or a Consultant, to leave his or her employment or position with any member of the Company Group to accept employment or a position with any other Person;

(b) Induce any person who is known to you to be an employee, officer or Consultant of the Company Group to terminate such relationship;

(c) Solicit any Person with whom you know the Company has a business relationship (including such Person’s parent and Subsidiaries) which generated, or is reasonably expected to generate, gross annual revenues in excess of 2.5% of the Company Group’s aggregate gross annual revenues for the fiscal year during which you engage in such conduct (a “Partner”), or any Person whose business the Company Group had solicited in writing and who is reasonably expected to become a Partner in such fiscal year or the following fiscal year (a “Potential Partner”) during the 180-day period prior to the date of termination of your employment, for purposes of engaging in a Competitive Business within the Restricted Territory; provided that in the case of a Potential Partner, you knew the Company Group received an indication of interest from the Potential Partner prior to solicitation by you; or

(d) Solicit, aid, induce, persuade or attempt to solicit, aid, induce or persuade any Person to take any action that would result in a Change in Control or to seek to control the Board in any manner (other than solely in connection with you being a member of the Board, to enforce your rights hereunder or in the ordinary course of performing your duties).

For purposes of this Section 5, the terms “solicit” and “persuade” include, without limitation: (i) initiating communications with an employee of the Company Group relating to possible employment; (ii) offering bonuses or additional compensation to encourage an employee of the Company Group to terminate his or her employment; and (iii) referring employees of the Company Group to personnel or agents employed by competitors, suppliers or customers of the Company Group. Notwithstanding the foregoing, the following will not be a violation of this Section 5: (A) your responding to an unsolicited request for advice on employment or business matters, provided that such advice does not relate in any way to the Company Group; (B) subject to any applicable Company Policies, your responding to an unsolicited request for an employment reference by providing a reference setting forth his personal views about such person; (C) any Person with which or whom you are affiliated engaging in or soliciting an employee of the Company Group, a Partner or a Potential Partner, provided that you were not directly or indirectly involved in such activity; or (D) you conducting a solicitation through an advertisement, postings on internet job sites or an employment search company that is not specifically targeted at employees or Consultants of the Company Group, Partners or Potential Partners (and in each case your dealing with and hiring such employees or Consultants (as the case may be) as a result thereof).

6. Non-Disparagement: During the Restricted Period, you agree not to make any public statements that disparage the Company, its Subsidiaries, its divisions or any person known by you to be an employee, officer or director of the Company or its Subsidiaries (with respect to employees, officers and directors the Company, solely in connection with their affiliation with the Company). Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) will not be subject to this Section 6. Nothing in this Section 6 is intended to (A) limit in any way your ability to compete fairly with the Company in the future, to the extent otherwise permitted (subject to the terms of this Agreement), (B) prevent you from conferring in confidence with your legal representatives, or (C) prevent you from responding publicly to incorrect, disparaging or derogatory public statements made after the Effective Date to the extent reasonably necessary to correct or refute such statements.

7. Defined Terms: In addition to the terms defined elsewhere herein, the following terms will have the following meanings when used herein with initial capital terms:

“Board” means the Board of Directors of the Company or a duly authorized committee thereof.

“Cause,” prior to the occurrence of a Change in Control, means, as determined in good faith by a majority vote of the Board (excluding you if you are then a member of the Board) at a meeting of the Board held for such purpose, and where you and your counsel had an opportunity (on at least five days’ prior notice) to be heard before the Board:

(i) Your conviction of, or plea of guilty or nolo contendere to, a felony or any crime involving fraud, theft or financial impropriety;

(ii) You willfully and continuously failed to perform your duties (other than such failure resulting from incapacity due to your illness, injury or Disability or being Disabled);

(iii) You willfully engaged in illegal conduct, an act of dishonesty, moral turpitude, dishonesty, fraud, theft, financial impropriety or gross misconduct, in each case, resulting in material injury to the Company or any of its Subsidiaries;

(iv) You willfully violated a material provision of the Company’s written employment policies applicable to senior executives (including, without limitation, those relating to ethics and business conduct and avoidance of conflicts) or your fiduciary duty to the Company or any of its Subsidiaries; or

(v) Any willful act or omission constituting a material breach by you of any provisions of Sections 4, 5 or 6 of this Agreement;

(vi) Alcohol or prescription or other drug abuse substantially and continuously affecting work performance; or

(vii) Your failure to relocate to the Dallas/Fort Worth, Texas metropolitan area within the first six months following the Effective Date,

unless, in each case, the event constituting Cause is curable and has been cured by you within 30 days of your receipt of notice from the Company that an event constituting Cause has occurred and specifying the details of such event. For purposes of the preceding definition of Cause, an act or omission will be treated as “willful” if you act (or fail to act) in bad faith and without a reasonable belief that such act or omission was in (or not opposed to) the best interests of the Company and its Subsidiaries.

Following the occurrence of a Change in Control, a termination of employment is for “Cause” if you been convicted of a felony or the termination is evidenced by a resolution adopted in good faith by two-thirds of the Board that you (a) intentionally and continually failed substantially to perform your reasonably assigned duties with the Company (other than a failure resulting from your incapacity due to physical or mental illness or from your assignment of duties that would constitute Good Reason (as hereinafter defined)) which failure continued for a period of at least 30 days after a written notice of demand for substantial performance has been delivered to you specifying the manner in which you have failed substantially to so perform or (b) intentionally engaged in conduct which is demonstrably and materially injurious to the Company Group, monetarily or otherwise; provided, however, that no termination of your employment will be for Cause as set forth in the immediately preceding clause (b) above until (x) there is delivered to the Executive a copy of a written notice setting forth that you were guilty of the conduct set forth in the immediately preceding clause (b) and specifying the particulars thereof in detail and (y) you are provided an opportunity to be heard in person by the Board (with the assistance of your counsel if you so desire). No act, nor failure to act, on your part, will be considered “intentional” unless you acted, or failed to act, with a lack of good faith and with a lack of reasonable belief that your action or failure to act was in the best interest of the Company. In any action involving you and the Company with respect to a claim or assertion that your employment was properly terminated for Cause following a Change in Control, the Company has the burden of proving that your employment was properly terminated for Cause.

“Change in Control” will have the meaning ascribed to such term in the Equity Plan, as the Equity Plan is in effect on the Effective Date, with all terms therein having the meanings ascribed to them in the Equity Plan; provided that for purposes of the definition of the term “Incumbent Board” in the Equity Plan, the relevant date will be the Effective Date of this Agreement.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“COBRA Amount” means the monthly cost of maintaining health benefits for you (and your spouse and eligible dependents) as of the date of the termination of your employment under a group health plan of the Company for purposes of COBRA, excluding any short-term or long-term disability insurance benefits.

“Company Group” means the Company and its Subsidiaries.

“Competitive Business” means any business (or affiliated group of businesses) selling Consumer Electronics Products at retail that (i) has, or is reasonably expected to have, gross annual revenues in excess of $250 million attributable to its sale of Consumer Electronics Products for the fiscal year during which you engage in the applicable conduct or for the following fiscal year and (ii) during the applicable fiscal year, the sale of Consumer Electronics Products constitutes more than 25% of such business’ (or affiliated group of businesses’) annual revenues (and for such purpose, Wal-Mart and its affiliate, Sam’s Club, will each be deemed to annually sell at least $250 million of Consumer Electronics Products and have such sales exceed 25% of their respective fiscal year’s annual revenues, to the extent that they otherwise do not so exceed these thresholds).

“Consumer Electronics Products” are those types of products sold at the retail level to the ultimate customer as are advertised by the Company Group. The manufacture of Consumer Electronics Products or the sale of Consumer Electronics Products at levels of distribution other than the retail level is not considered engaging in a Competitive Business.

“Disability” or “Disabled” means:

(i) Your incapacity due to physical or mental infirmity which impairs your ability to substantially perform his duties and the essential functions of his position, with or without reasonable accommodation, on a full-time basis, for a period of 180 consecutive days; or

(ii) You become eligible to receive benefits under the Company’s applicable long-term disability plan.

If the Board determines in good faith that you are Disabled, the Company may give to you (or your personal representative) written notice of the Company’s intention to terminate your employment for Disability (the “Notice of Disability”). Your employment with the Company will terminate due to Disability effective on the 30th day after your receipt of the Notice of Disability (the “Disability Effective Date”); provided that within the 30 days after receipt of the Notice of Disability, you have not returned to full-time performance of your duties. You will fully cooperate in connection with the determination of whether Disability exists.

If at any time there is a dispute between the Company and you as to whether you are Disabled or have a Disability, a qualified, independent physician, appointed by the Company and acceptable to you or your personal representative (as the case may be) (which acceptance will not be unreasonably withheld), will examine you, and you or your personal representative (as the case may be) will cooperate fully with such physician, and the determination by such physician as to whether you are Disabled or have a Disability for the purposes of this Agreement will be final. The Company will bear the costs and expenses of such physician. You agree to waive any privacy rights, including rights under HIPAA, in order to effectuate the foregoing.

“Equity Plan” means the First Amended and Restated RadioShack Corporation 2009 Incentive Stock Plan.

“Good Reason” means the occurrence of any of the following without your written consent:

(i) Any material reduction in your annual cash compensation opportunity expressed in terms of the Base Salary and Target Bonus as in effect for 2013 and as may be increased from time to time;

(ii) A material reduction of your authority or duties, such as a diminution in your status or responsibilities (as such authorities, status and duties may be increased due to promotions from time to time);

(iii) You not being elected to the Board;

(iv) Any act or omission constituting a material breach by the Company of any provisions of this Agreement; or

(v) The relocation of your principal place of employment to a location outside of the Dallas/Fort Worth, Texas metropolitan area.

Notwithstanding the foregoing, any of the circumstances described above may not serve as the basis for your resignation for Good Reason unless (1) you provide written notice to the Company within 60 days of the initial existence of the condition(s) constituting Good Reason and (2) the Company fails to cure such condition(s) within 30 days after receipt from you of such notice; provided that Good Reason will cease to exist with respect to a condition two years following the initial existence of such condition.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture or an unincorporated organization.

“Protection Period” means the period commencing on the date the Company enters into a definitive agreement pursuant to which the consummation of the transactions contemplated thereby would constitute a Change in Control and ending upon the earlier of the occurrence of a Change in Control or the date such agreement is otherwise terminated or abandoned.

“Restricted Period” means the 24-month period following any termination of your employment.

“Restricted Territory” means any country in which any member of the Company Group has both (x) directly or indirectly by express direction to, or contract with, a third party, sold products within 24 months preceding your termination of employment and (y) generated, or is reasonably expected to generate, gross annual revenues in excess of $50 million attributable to such country for the fiscal year during which you engage in the applicable conduct.

“Subsidiary” means any Person (other than a natural Person) in which the Company directly or indirectly owns an aggregate amount of the voting securities, other voting ownership or voting partnership interests of such Person that is sufficient to elect at least a majority of the board of directors or other governing body of such Person (or, if there are no such voting interests, 50% or more of the equity interests of such Person).

8.	General:

(a) Employment At Will: Your employment with the Company is on an “at-will” basis. The Company is free to end the employment relationship when it is in the Company’s best interests. You are similarly free to end the employment relationship in your sole discretion. The Company will withhold from any amounts payable to you all federal, state, local or other taxes as the Company is required to withhold pursuant to any law or government regulation or ruling. Notwithstanding the foregoing, nothing contained in this paragraph will affect any of your rights to compensation, benefits and severance herein provided.

(b) Governing Law; Exclusive Jurisdiction: This Agreement will be construed and enforced according to the laws of the State of Texas, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Texas or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Texas. The parties hereto consent to the exclusive jurisdiction of all state and federal courts located in Tarrant County, Texas, as well as to the jurisdiction of all courts of which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of, or in connection with, this Agreement or that otherwise arises out of your employment with the Company. Each party hereto hereby expressly waives (i) any and all rights to bring any suit, action or other proceeding in or before any court or tribunal other than the courts described above, and covenants that it will not seek in any manner to resolve any dispute other than as set forth in this paragraph and (ii) any and all objections that it may have to venue, including, without limitation, the inconvenience of such forum, in any of such courts. In addition, the parties hereto consent to the service of process by personal service or any manner in which notices may be delivered hereunder in accordance with this Agreement.

(c) 409A: The provisions set forth herein are intended to comply with the provisions of section 409A of the Internal Revenue Code (the “Code”), along with the rules, regulations and guidance promulgated thereunder by the Department of the Treasury or the Internal Revenue Service (collectively,

“Section 409A”). Notwithstanding the foregoing, the Company is not guarantying any particular tax result with respect to any income recognized by you under this Agreement and the Company will not be liable for any taxes, interest and penalties imposed on you under or as a result of Section 409A in connection with any other agreement or plan referred to herein. Notwithstanding any provisions to the contrary, if you are a “specified employee” (within the meaning of Section 409A and determined pursuant to any policies adopted by the Company consistent with Section 409A (a “Specified Employee”)), at the time of your separation from service and if any portion of the payments or benefits to be received by you upon separation from service would be considered deferred compensation under Section 409A (after taking into account all exclusions applicable to such payments and benefits under Section 409A) and cannot be paid or provided to you without you incurring taxes, interest or penalties under Section 409A, amounts that would otherwise be payable pursuant to this Agreement and benefits that would otherwise be provided pursuant to this Agreement, in each case, during the six-month period immediately following your separation from service will instead be paid or made available on the first business day after the earlier of (i) the expiration of six months from the date of your separation from service and (ii) your death (such earlier date, the “Delayed Payment Date”). All benefits delayed pursuant to the preceding sentence will be provided on the Delayed Payment Date, and on that date, there will be paid to you or, if you have died, to your estate, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence. To the extent that the reimbursement of any expenses eligible for reimbursement or the provision of any in-kind benefits under any provision of this Agreement would be considered deferred compensation under Section 409A (after taking into account all exclusions applicable to such reimbursements and benefits under Section 409A): (i) reimbursement of any such expense will be made by the Company as soon as administratively practicable after such expense has been incurred, but in any event by no later than December 31st of the year following the year in which you incur such expense; (ii) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, during any calendar year will not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; and (iii) your right to receive such reimbursements or in-kind benefits will not be subject to liquidation or exchange for another benefit (the rules, requirements and guidelines set forth in this paragraph, the “Reimbursement Rules”). Each payment to be made to you under this Agreement will be treated as a “separate payment” for purposes of Treas. Reg. § 1.409A-2(b)(2)(iii).

(d) 280G: Notwithstanding any provision to the contrary, if any payment or benefit to be paid or provided hereunder or under any other plan or agreement would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Code, or any successor provision thereto, but for the application of this sentence, then the payments and benefits to be paid or provided hereunder will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payments and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes). The determination of whether any reduction in such payments or benefits to be provided hereunder is required pursuant to the preceding sentence will be made at the expense of the Company, if requested by you or the Company, by the Company’s independent accountants or a nationally recognized law firm chosen by the Company. In the event that any payment or benefit intended to be provided hereunder is required to be reduced pursuant to this paragraph, then the reduction will occur in the following order: (A) the payments that are payable in cash will be reduced (if necessary, to zero) with amounts that are payable last reduced first; (B) payments and benefits due in respect of any equity, valued at full value (rather than accelerated value), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; and (C) all other non-cash benefits not otherwise described in clause (B) will be reduced last. The Company will engage a nationally recognized third party valuation firm for purposes of valuing your covenant not to compete for purposes of Section 280G of the Code.

(e) Registration: The Company agrees to cause a registration statement on Form S-8 (or such other form as appropriate) with the Securities and Exchange Commission to register the shares representing the restricted stock award and issuable upon exercise of the option award as promptly as practicable and will use its reasonable best efforts to maintain the effectiveness of that registration statement until such time as the restricted stock award is vested and the options are exercised.

(f) Indemnification: The Company will provide you with indemnification and directors’ and officers’ liability insurance on terms no less favorable than those applicable to directors or officers of the Company generally.

(g) Miscellaneous: This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, executors, administrators, distributees, devisees, legatees, successors and permitted assigns. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts will be paid in accordance with the terms of this Agreement to your beneficiaries, devisees, legatees or other designees, or if there is no such designees, to your estate. No party will assign this Agreement or its rights hereunder without the prior written consent of the other party hereto; provided, however, that the Company will assign this Agreement in connection with a sale of all or substantially all of the assets of the Company and will require that the purchaser assume all liabilities of the Company under this Agreement, but no such assumption will relieve the

Company of any of its obligations under this Agreement. In addition, and notwithstanding anything to the contrary contained herein or elsewhere, no amounts or benefits paid or payable to you or in relation to you under this Agreement will be reduced by any earnings or other payments that the Executive may receive from any other source. You will have no duty to mitigate payments and benefits under this Agreement. No delay or failure in exercising any right, power or remedy hereunder will affect or operate as a waiver thereof; nor will any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. This Agreement may be amended and any provision of this Agreement may be waived; provided that any such amendment or waiver will be binding upon a party only if such amendment or waiver is set forth in a writing executed by such party. No course of dealing between the parties hereto having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party under or by reason of this Agreement.

[signature page follows]

EXECUTED on February 7, 2013.

RADIOSHACK:

RadioShack Corporation:

/s/ Daniel R. Feehan
By: Chairman of the Board

Joseph Magnacca:

/s/ Joseph Magnacca
Joseph Magnacca

EXHIBIT A-1

Grant Date: [—], 2013
Purchase Price $ per Share

RADIOSHACK CORPORATION

STOCK OPTION AGREEMENT

THIS AGREEMENT (this “Agreement”) is effective as of the date set forth above (the “Grant Date”), between RadioShack Corporation, a Delaware corporation (the “Company”), and                      (the “Optionee”). Capitalized terms used in this Agreement but not defined herein shall have the meanings assigned to them in the RadioShack Corporation 2009 Incentive Stock Plan (the “Plan”). The Option granted pursuant to the Agreement is made outside the Plan as an “employment inducement award” as that term is used in the NYSE Listed Company Manual. For administrative convenience, the parties to this Agreement have agreed that this Option will be governed by the terms of the Plan as modified by this Agreement.

WHEREAS, on February     , 2013, the Company and the Optionee entered into a letter agreement setting forth the terms of Optionee’s employment (the “Letter Agreement”), which contemplated among other things that the parties would enter into this Agreement; and

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to grant an Option to the Optionee as provided herein;

NOW, THEREFORE, the Company and the Optionee agree as follows:

1.	Grant of Option.

(a) The Company hereby grants to the Optionee the Option to purchase 2,500,000 Shares of Common Stock, subject to, and in accordance with, the terms and conditions set forth in this Agreement.

(b) This Option is intended to be a Non-Qualified Stock Option and shall not be treated as an Incentive Stock Option within the meaning of Section 422 of the Code.

(c) This Agreement shall be construed in accordance and consistent with, and subject to the provisions of, the Plan, the provisions of which are incorporated herein by reference. In the event of a conflict between this Agreement and the Plan, the Plan shall control.

2.	Purchase Price.

The price at which the Optionee shall be entitled to purchase Shares upon the exercise of the Option shall be the purchase price set forth at the top of this Agreement (the “Purchase Price”).

3.	Exercise Term.

The Option shall be exercisable to the extent and in the manner provided in Section 4 for a period of seven years from the Grant Date (the “Exercise Term”); provided that the Option may expire earlier as provided in Section 6.

4.	Exercisability of Option.

(a) Time Based: The Optionee shall have the right to exercise a portion of the Option to purchase 325,000 Shares on and after the second anniversary of the Grant Date. The Optionee shall have the right to exercise a portion of the Option to purchase 325,000 Shares on and after the third anniversary of the Grant Date. Each such right to purchase Shares may be exercised in whole, at any time or in part from time to time and shall be cumulative and shall continue, unless sooner exercised or the Option expires as herein provided, during the remaining period of the Exercise Term.

(b) Performance Based: The Optionee shall have the right to exercise a portion of the Option to purchase 1,750,000 Shares on and after the achievement of the Performance Condition. The “Performance Condition” shall be deemed to have been satisfied if the closing price of the Common Stock is at or above $5.00 for 20 consecutive trading days at any time during the Exercise Term. Each such right to purchase Shares may be exercised in whole, at any time or in part from time to time and shall be cumulative and shall continue, unless sooner exercised or the Option expires as herein provided, during the remaining period of the Exercise Term.

(c) Termination of Employment. Other than as set forth in Section 6.2, the portion of the Option that has not become exercisable under Sections 4.1 and 4.2 shall expire and be null and void upon the Optionee’s termination of employment. Notwithstanding the foregoing, upon the Optionee’s termination of employment for Cause, the entirety of the Option shall expire and be null and void, whether or not any portion or all of the Option was previously exercisable.

5.	Manner of Exercise and Payment.

(a) Subject to the terms and conditions of this Agreement and the Plan, the Option shall be exercised by delivery of notice (the “Exercise Notice”) in writing in person, or by facsimile or electronic means, or by certified mail, return receipt requested, and to such person, entity and location, as may be designated by or otherwise acceptable to the Secretary of the Company. The Exercise Notice shall state that the Optionee is electing to exercise the Option and the number of Shares in respect of which the Option is being exercised. The Exercise Notice shall be signed or authorized by the Optionee. If requested by the Committee, the Optionee shall (i) deliver this Agreement to the Secretary of the Company, who shall endorse thereon a notation of such exercise, and (ii) provide satisfactory proof as to the right of the Optionee to exercise the Option. As used in this Section 5, “delivery” means that the Exercise Notice and Purchase Price have been received by the Company or its specified designee in accordance with Section 5.2 prior to expiration of the Option as provided in Section 6.1.

(b) The Exercise Notice shall be accompanied by the full Purchase Price for the Shares in respect of which the Option is being exercised, in cash, by certified check or in such other manner not inconsistent with the provisions of the Plan as may be designated by the Committee, or, in the discretion of the Committee, in whole or in part, by transferring Shares to the Company having a Fair Market Value on the most recent trading day preceding the date of exercise equal to the cash amount for which such Shares are substituted.

(c) Upon timely receipt of the Exercise Notice and full payment of the Purchase Price for the Shares in respect of which the Option is being exercised, the Company shall, subject to the terms of the Plan, take such action as may be necessary to effect the issuance to the Optionee of the number of Shares as to which such exercise was effective.

(d) The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Shares underlying the Option until (i) the Optionee exercises the Option pursuant to the terms of this Agreement and pays the full Purchase Price for the number of Shares in respect of which the Option was exercised, and (ii) the Company issues and delivers such Shares to the Optionee or to a broker approved by the Company, whereupon the Optionee shall have full voting and other ownership rights with respect thereto.

6.	Expiration of Option.

(a) To the extent exercisable, the Option shall expire and become null and void upon the first to occur of:

(i)	the expiration of three months after the Optionee ceases to be employed by the Company or any of its Subsidiaries for any reason other than termination for one of the reasons set forth in Section 6.1 b) or c);

(ii)	the expiration of three years since the Optionee’s (i) termination of employment by reason of death or Disability, as defined below, or (ii) retirement at age 55 or older (“Retirement”);

(iii)	the first anniversary of the Optionee’s termination of employment following a Change in Control; or

(iv)	the end of the Exercise Term.

For purposes of this Agreement, “Cause” and “Disability” shall have the meanings ascribed to such terms in the Letter Agreement.

In the event of the Optionee’s death, the Option shall be exercisable, to the extent provided in the Plan and this Agreement, by the legatee under the Optionee’s will or by the Optionee’s personal representative or distributee and such person shall be substituted for the Optionee each time the Optionee is referred to herein.

(b) Notwithstanding the provisions of Section 4:

(i)	upon the Optionee’s death or Disability, the Option shall immediately become fully exercisable and shall remain so until the expiration of the period provided in Section 6.1;

(ii)	upon the Optionee’s Retirement, the Option shall immediately become fully exercisable, provided that the Optionee has held the Option for a period of at least 12 months from the Grant Date, and shall remain so until the expiration of the period provided in Section 6.1; and

(iii)	following a Change in Control, the Option shall become exercisable as provided in Section 7.

7.	Effect of Change in Control.

Unless otherwise determined by the Committee at the time of a Change in Control, the Option shall continue in effect following a Change in Control, provided that if the Optionee’s employment is terminated by reason of a Qualifying Termination (as such term is defined in the Letter Agreement) (x) within two years following a Change in Control or (y) during the Protection Period (as such term is defined in the Letter Agreement), (i) the Option shall immediately become fully exercisable for the entire number of Shares covered thereby through the expiration of the applicable period specified in Section 6.1, and (ii) the Optionee shall be permitted to surrender for cancellation, within 60 days after the Change in Control, all or any portion of the Option not yet exercised, and the Optionee shall be entitled to receive immediately a cash payment in an amount equal to the excess, if any, of (A) the Fair Market Value on the most recent trading day preceding the date of the surrender of the Shares underlying the Option or portion thereof surrendered, over (B) the aggregate Purchase Price of the Shares underlying the Option or portion thereof surrendered.

8.	Non-transferability.

The Option shall not be transferable other than by will or by the laws of descent and distribution. During the lifetime of the Optionee, the Option shall be exercisable only by the Optionee or the Optionee’s personal representative.

9.	No Right to Continued Employment.

Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Optionee any right or contract with respect to continued employment by the Company or any Subsidiary, nor shall this Agreement or the Plan interfere in any way with the right of the Optionee’s employer to terminate the Optionee’s employment at any time.

10.	Adjustments.

In the event of a Change in Capitalization, the Committee shall make appropriate adjustments to the number and class of Shares underlying the Option and the Purchase Price for such Shares. Any such adjustment shall be made in accordance with the provisions of the Plan and shall be effective, final, binding and conclusive for all purposes of the Plan and this Agreement.

11.	[INTENTIONALLY OMITTED]

12.	Withholding of Taxes and Notice of Disposition.

The Company shall have the right to deduct from any distribution of cash to the Optionee an amount equal to the Withholding Tax with respect to the Option. If the Optionee experiences a Taxable Event in connection with the receipt of Shares pursuant to an Option exercise, the Company shall withhold a portion of the Shares then issuable to the Optionee having an aggregate Fair Market Value, on the most recent trading day preceding the date of the exercise of the Option, equal to the Withholding Tax.

13.	Optionee Bound by the Plan.

The Optionee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. The Optionee hereby acknowledges receipt of the prospectus regarding the offering and sale of the Shares pursuant to this Agreement.

14.	Severability.

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

15.	Governing Law and Forum.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas without giving effect to the conflicts of law principles thereof. Any suit brought under this Agreement shall only be brought in the appropriate state or federal court located in Tarrant County, Texas.

16.	Successors in Interest.

This Agreement shall inure to the benefit of, and be binding upon, any successor of the Company. This Agreement shall inure to the benefit of the Optionee’s personal representative. All obligations imposed upon the Optionee and all rights granted to the Company under this Agreement shall be effective, final, binding and conclusive for all purposes upon the Optionee’s heirs, executors, administrators and personal representatives.

17.	Resolution of Disputes.

Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be resolved by the Committee. Any resolution made hereunder by the Committee shall be effective, final, binding and conclusive on the Optionee and the Company for all purposes.

18.	Entire Agreement; Amendment.

This Agreement, together with the documents incorporated herein by reference, represents the entire agreement between the parties with respect to the subject matter hereof. The Committee may terminate, amend or modify this Agreement, provided that no such termination, amendment or modification may in any way adversely affect the Optionee’s rights under this Agreement without the Optionee’s written approval.

Accepted and Agreed:

By
[Name]

EXHIBIT A-2

RADIOSHACK CORPORATION

RESTRICTED STOCK AGREEMENT

THIS AGREEMENT (this “Agreement”) is effective as of the      day of         , 2013 (the “Grant Date”), between RadioShack Corporation, a Delaware corporation (the “Company”), and [            ] (the “Grantee”). Capitalized terms used in this Agreement but not defined herein shall have the meanings assigned to them in the RadioShack Corporation 2009 Incentive Stock Plan (the “Plan”). The Restricted Stock Award granted pursuant to the Agreement is made outside the Plan as an “employment inducement award” as that term is used in the NYSE Listed Company Manual. For administrative convenience, the parties to this Agreement have agreed that this Restricted Stock Award will be governed by the terms of the Plan as modified by this Agreement

WHEREAS, on February     , 2013, the Company and the Grantee entered into a letter agreement setting forth the terms of Grantee’s employment (the “Letter Agreement”), which contemplated among other things that the parties would enter into this Agreement; and

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to grant a restricted stock award to the Grantee as provided herein;

NOW, THEREFORE, the Company and the Grantee agree as follows:

Grant of Restricted Stock.

The Company hereby grants to the Grantee a Restricted Stock Award with respect to 500,000 Shares, subject to, and in accordance with, the terms and conditions set forth in this Agreement and as otherwise provided in the Plan.

This Agreement shall be construed in accordance and consistent with, and subject to the provisions of, the Plan, the provisions of which are incorporated herein by reference. In the event of a conflict between this Agreement and the Plan, the Plan shall control.

The Grantee’s rights with respect to the Restricted Stock Award shall remain subject to forfeiture at all times prior to the date(s) on which the restrictions shall have lapsed or are removed pursuant to Section 3.2 or 4.

Rights of Grantee.

Except as otherwise provided in this Agreement, the Grantee shall be entitled, at all times on and after the date hereof, to exercise all rights of a stockholder with respect to the Shares granted to the Grantee pursuant to the Restricted Stock Award (the

“Restricted Shares”) (whether or not vested), other than any Restricted Shares which have been forfeited pursuant to Section 3.3, including the right to vote the Restricted Shares and the right to receive dividends thereon as provided in Section 6. Notwithstanding the foregoing, the Grantee shall not be entitled, with respect to the Restricted Shares in respect of which the Resale Restriction has not previously lapsed or been removed pursuant to Section 3.2 or 4, to exercise any rights the exercise of which would result in forfeiture of such Restricted Shares pursuant to Section 3.3(b).

Resale Restriction, Lapse of Restrictions and Forfeiture.

The Grantee may not transfer, sell, pledge, hypothecate or assign any of Grantee’s rights with respect to the Restricted Shares until the Restricted Shares have vested in accordance with Section 3.2 (the “Resale Restriction”) or until the Resale Restriction has been removed in accordance with Section 4.

The Resale Restriction shall lapse in three equal installments on each of the first three anniversaries of the Grant Date. The Resale Restriction shall immediately lapse in the event of the Grantee’s death or Disability, or otherwise pursuant to Section 4, or upon a Qualifying Termination (as such term is defined in the Letter Agreement) (i) within two years following a Change in Control or (ii) during the Protection Period (as such term is defined in the Letter Agreement) (such a termination, a “CIC Termination”). In the event of the Grantee’s death, the Grantee’s personal representative shall be substituted for the Grantee each time the Grantee is referred to herein. Unless otherwise determined by the Committee at the time of a Change in Control, and except as otherwise provided in this Section 3.2, the Resale Restrictions will continue in effect following a Change in Control.

Upon the occurrence of either (a) the termination of the Grantee’s employment with the Company or a Subsidiary for any reason (other than a CIC Termination or a termination upon the Grantee’s death or Disability) prior to the latest vesting date set forth in the Notice, or (b) an attempt by the Grantee to transfer, sell, pledge, hypothecate, or assign the Grantee’s rights with respect to the Restricted Shares remaining forfeitable at the time of such attempted transfer, sale, pledge, hypothecation or assignment, the Restricted Shares in respect of which the Resale Restriction has not previously lapsed or been removed pursuant to Section 3.2 or 4 shall be forfeited. The Grantee’s ownership and all rights with respect to any forfeited Restricted Shares shall automatically revert and be transferred to, and reacquired by, the Company, and the Grantee shall thereafter have no further rights or interests in such Restricted Shares.

For purposes of this Agreement, “Cause” and “Disability” shall have the meanings ascribed to such terms in the Letter Agreement.

Removal of Restrictions.

The Resale Restriction may be removed from any of the Restricted Shares whenever the Committee determines, in its sole discretion, that it is in the best interests of the Company to remove the restrictions on all or part of the Restricted Shares immediately or at specified times. Any such action by the Committee shall be effective only when set forth in a written instrument delivered to the Grantee. In no event shall any action by the Committee under this Section 4 extend the time for lapse of the Resale Restriction.

Escrow Arrangement and Delivery of Shares.

An entry for the Grantee representing uncertificated Restricted Shares issued in Grantee’s name shall be made by the Company’s stock transfer agent in the Company’s direct registration system for stock issuance and transfer. Such uncertificated Restricted Shares shall be held by the Company for the Grantee’s account in escrow. The Restricted Shares shall remain in escrow until the Resale Restriction thereon has lapsed or has been removed, or such Restricted Shares have been forfeited, in each case as provided in this Agreement and the Plan.

As soon as practicable following the lapse or removal of the Resale Restriction with respect to any Shares, the Company’s stock transfer agent shall indicate in the Company’s direct registration system that the Resale Restriction on such Shares has lapsed or has been removed.

Each book entry position representing Restricted Shares held for the Grantee’s account in escrow shall be subject to the following restrictions: The uncertificated shares of stock so held are subject to the terms and conditions (including forfeiture and restrictions on transfer) contained in the Plan and this Agreement. Release from such terms and conditions shall occur only in accordance with the provisions of the Plan and this Agreement.

Dividends.

Delivery to the Grantee of any dividends payable on the Restricted Shares shall be deferred until the earlier of (a) the Resale Restriction on the Shares has lapsed or has been removed pursuant to Section 3.2 or 4, or (b) the Grantee reaches age 55 (the “Deferred Dividend Payment Event”); provided that after the Deferred Dividend Payment Event, payment of dividends to the Grantee on the Restricted Shares shall no longer be deferred. At the time of the Deferred Dividend Payment Event, the Company shall pay from its general assets an amount in cash equal to the amount, if any, of accumulated dividends on the Restricted Shares, without interest, to the Grantee. The payment shall be made as soon as practicable but no later than 2  1/2 months after the calendar year in which the Deferred Dividend Payment Event occurred. If the Restricted Shares are forfeited as provided in Section 3.3, any right to a payment in the amount of the accumulated dividends relating to the forfeited Restricted Shares shall also be forfeited.

No Right to Continued Employment.

Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Grantee any right or contract with respect to continued employment by the Company or any Subsidiary, nor shall this Agreement or the Plan interfere in any way with the right of the Grantee’s employer to terminate the Grantee’s employment at any time.

Adjustments.

In the event of a Change in Capitalization, the Committee shall make appropriate adjustments, if any, in the terms of this Agreement. Any such adjustments shall be made in accordance with the provisions of the Plan and shall be effective, final, binding and conclusive for all purposes of the Plan and this Agreement.

Withholding of Taxes.

The Company shall be entitled to withhold the amount equal to the federal, state and local income taxes and other amounts as may be required by law to be withheld with respect thereto arising on account of this Agreement. The Grantee may satisfy such withholding obligation by either (i) having the Company deduct from any amount accrued, payable or issuable under this Agreement, including withholding Shares (to the extent permitted under any credit agreement or similar agreement which the Company may be party to) in connection with a taxable event of the Grantee or (ii) paying to the Company such withholding taxes.

Grantee Bound by the Plan.

The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. The Grantee hereby acknowledges receipt of the prospectus regarding the offering and sale of the Restricted Shares pursuant to this Agreement.

Severability.

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

Governing Law and Forum.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas without giving effect to the conflicts of law principles thereof. Any suit brought under this Agreement shall only be brought in the appropriate state or federal court located in Tarrant County, Texas.

Successors in Interest.

This Agreement shall inure to the benefit of, and be binding upon, any successor of the Company. This Agreement shall inure to the benefit of the Grantee’s personal representative. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be effective, final, binding and conclusive for all purposes upon the Grantee’s heirs, executors, administrators and personal representatives.

Resolution of Disputes.

Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be resolved by the Committee. Any resolution made hereunder by the Committee shall be effective, final, binding and conclusive on the Grantee and the Company for all purposes.

Entire Agreement; Amendment.

This Agreement, together with the documents incorporated herein by reference, represents the entire agreement between the parties with respect to the subject matter hereof. The Committee may terminate, amend or modify this Agreement, provided that no such termination, amendment or modification may in any way adversely affect the Grantee’s rights under this Agreement without the Grantee’s written approval.

Accepted and Agreed:

By
[Name]

ELECTION

As permitted under Section 83(b) of the Internal Revenue Code of 1986, as amended, I intend to make the following irrevocable election:

I DO intend to make the election permitted under Section 83(b) of the Internal Revenue Code of 1986, as amended, to be taxed immediately on the award of Restricted Stock in the year . I understand that the consequences and procedures for making this election are summarized in the information I received about restricted stock grants.

I DO NOT intend to make the election permitted under Section 83(b) of the Internal Revenue Code of 1986, as amended, and will be taxed on parts of the award of Restricted Stock in the year or years in which the restrictions lapse.

GRANTEE:
Name

SS #: